Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Dakota Gold Corp. of our report dated June 28, 2022, relating to the consolidated financial statements of Dakota Gold Corp. and subsidiaries, which appear in Dakota Gold Corp.’s Annual Report on Form 10-K for the year ended March 31, 2022.

/s/ Ham, Langston & Brezina, L.L.P.

Houston, Texas
September 1, 2022